SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 9, 2003 (December 4, 2003)

Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-29222	13-3575874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9200 Indian Creek Parkway
Suite 200
Overland Park, KS  662109

(Address of principal executive offices)

(913) 693-8491

(Registrant’s telephone number, including area code)

Item 5.    Other Events

On December 4, 2003, the Company completed a bridge financing in the aggregate principal amount of $925,000 with seven institutional and individual investors.  The Company issued $925,000 aggregate principal amount of its 5% Convertible Notes due May 17, 2004, and warrants to purchase an aggregate of 7,115,300 shares of common stock at an exercise price of $0.143 per share.  The Company intends to use the proceeds principally to continue the clinical and commercial development of its AC Vaccine therapeutic, to maintain its current operations and to market its services for contract manufacturing.

The convertible notes are subject to mandatory conversion into either (i) 7.692 shares of common stock of the Company each $1.00 of unpaid principal and interest on the Notes on the conversion date (a ratio of $0.13 per share), or (ii) that number of securities issued by the Company in the Offering (as defined below) equal to the quotient obtained by dividing the principal and accrued interest owed hereunder on the conversion date by the price at which the securities are issued in the Offering and on the same terms and conditions and with the same rights and preferences as the securities issued in the Offering.  The Offering means any issuance of securities by the Company on or prior to the maturity date of the convertible notes in which the gross proceeds to the Company are not less than $1,000,000.  The Company has covenanted in the note purchase agreement to use its reasonable efforts to close an offering of securities on or before May 17, 2004, in which the gross proceeds to the Company are not less than $1,000,000 (the “Offering”).  Upon the closing of the Offering, the Note will automatically convert into either (i) shares of common stock, or (ii) the securities issued in the Offering, as described above

Item 7.    Financial Statements and Exhibits.

Exhibits.

10.1         Note Purchase Agreement dated as of November 17, 2003.

10.2         Form of Convertible Note.

10.3         Form of Warrant.

99.1         Press Release dated December 4, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: December 9, 2003.

	By:	/s/ Richard P. Rainey
	Name:	Richard P. Rainey
	Title:	President